Exhibit (j)(2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 26, 2019, relating to the financial statements and financial highlights of PNC International Equity Fund, PNC Emerging Markets Equity Fund, and PNC International Growth Fund, each a series of PNC Funds, for the year ended May 31, 2019, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 26, 2019